Exhibit 8.1

Trend Micro Subsidiaries

1.	Trend Micro Incorporated
(Taiwan)

2.	Trend Micro Inc.
(U.S.A.)

3.	Trend Korea Inc.
(South Korea)

4.	Trend Micro Italy S.r.l.
(Italy)

5.	Trend Micro Deutschland Gmbh
(Germany)

6.	Trend Micro Australia Pty. Ltd.
(Australia)

7.	Trend Micro do Brasil Ltda.
(Brazil)

8.	Trend Micro France
(France)

9.	Trend Micro Hong Kong Limited
(Hong Kong)

10.	Trend Micro (UK) Limited
(United Kingdom)

11.	Trend Micro Latinoamerica S.A.de C.V.
(Mexico)

12.	Trend Micro (Shanghai) Inc.
(China)

13.	Trend Micro (NZ) Limited
(New Zealand)

14.	ipTrend Incorporated
(Taiwan)

15.	Trend Micro Incorporated Sdn.Bhd
(Malaysia)